AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2019
Registration No. 333-55985
Registration No. 333-91332
Registration No. 333-125076
Registration No. 333-142972
Registration No. 333-161201
Registration No. 333-183984
Registration No. 333-211640
Registration No. 333-226671

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-55985
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-91332
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-125076
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-142972
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-161201
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-183984
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-211640
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-226671
UNDER
THE SECURITIES ACT OF 1933

The Ultimate Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	65-0694077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2000 Ultimate Way
Weston, Florida, 33362
(954) 331-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nonqualified Stock Option Plan
Nonqualified Stock Option Plan as Amended and Restated as of March 20, 2002
2005 Equity and Incentive Plan
Amended and Restated 2005 Equity and Incentive Plan
(Full titles of the plans)

Felicia Alvaro
Executive Vice President,
Chief Financial Officer and Treasurer
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326
(954) 331-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Christopher Doyle, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Telephone: (212) 806-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of The Ultimate Software Group, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-226671), filed with the SEC on August 8, 2018, registering 1,300,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan, as amended;

•
Registration Statement on Form S-8 (File No. 333-211640), filed with the SEC on May 26, 2016, registering 1,090,000 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan, as amended;

•
Registration Statement on Form S-8 (File No. 333-183984), filed with the SEC on September 19, 2012, registering 1,500,000 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-161201), filed with the SEC on August 10, 2009, registering 500,000 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-142972), filed with the SEC on May 15, 2007, registering 3,000,000 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-125076), filed with the SEC on May 19, 2005, registering 2,057,377 shares of Common Stock pursuant to The Ultimate Software Group, Inc. 2005 Equity and Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-91332), filed with the SEC on June 27, 2002, registering 3,940,909 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Nonqualified Stock Option Plan as Amended and Restated as of March 20, 2002; and

•
Registration Statement on Form S-8 (File No. 333-55985), filed with the SEC on June 3, 1998, registering 5,059,091 shares of Common Stock pursuant to The Ultimate Software Group, Inc. Nonqualified Stock Option Plan.

On May 3, 2019, pursuant to an Agreement and Plan of Merger, dated as of February 3, 2019 (the “Merger Agreement”), by and among the Registrant, Unite Parent Corp., a Delaware limited partnership (“Parent”), and Unite Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $331.50 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on May 3, 2019.

THE ULTIMATE SOFTWARE GROUP, INC.

By:	/s/ Felicia Alvaro
Felicia Alvaro
Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.